EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT
The Board of Directors
Alpha Natural Resources, Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Alpha Natural Resources, Inc. of our report dated September 30, 2005, with respect to the combined balance sheets of The Combined Entities of The Nicewonder Coal Group (the Company) as of December 31, 2004, 2003 and 2002, and the related combined statements of income, stockholders’ equity and members’ equity and comprehensive income, and cash flows for the years then ended, which report is included in the Form 8-K of Alpha Natural Resources, Inc. and Alpha NR Holding, Inc. dated December 2, 2005.
Our report dated September 30, 2005 refers to the adoption by The Combined Entities of The Nicewonder Coal Group of the provisions of FASB Statement No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.
/s/ KPMG LLP

Roanoke, Virginia
December 2, 2005